Exhibit 10.4

April 29, 2019

[NAME]
c/o Splunk Inc.
270 Brannan Street
San Francisco, CA 94107
Dear [NAME]:

You previously entered into an offer letter with Splunk Inc. (the “Company”) dated [DATE] (the “Offer Letter”). Your Offer Letter currently provides, among other things, that in the event of your involuntary separation from employment with the Company without Cause or for Good Reason, in each case within the period that begins after the signing of a definitive agreement that ultimately results in a Change in Control (as such terms are defined in the Offer Letter) within 3 months of its signing or within 12 months following a Change in Control (such period, the “CIC Period”), then, subject to your satisfying certain conditions specified in the Offer Letter, you will be entitled to receive certain severance payments and benefits, including a lump sum payment equal to a pro-rated portion of your annual target bonus for the time you are actively employed in the fiscal year of termination (the “CIC Bonus Severance”).

This letter agreement (the “Agreement”) amends your Offer Letter, effective as of March 20, 2019, to (i) change the “12 months” reference in the CIC Period to “18 months,” (ii) update the amount of the CIC Bonus Severance to 100% of your annual target bonus as in effect in the fiscal year of termination, less any amounts already paid for such fiscal year, and (iii) add a Section 280G “best results” provision on the terms set forth in Exhibit A.

This Agreement does not change the at-will nature of your employment relationship with the Company, and the terms and conditions of the Offer Letter will continue in full force and effect, except as amended by this Agreement.

Best,

Tracy Edkins
Senior Vice President, Chief Human Resources Officer
Splunk Inc.

I have read, understand, and agree to each of the terms and conditions set forth above. I further acknowledge that no promises or commitments have been made to me except as specifically set forth herein.

Signature of [NAME]            Date

Exhibit A
Parachute Payments:

1.
Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that you would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards.

2.
Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that firm provide detailed supporting calculations both to the Company and you prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to you at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and you will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and you, and the Company will have no liability to you for the determinations of the firm.

2